EXHIBIT I

LANTERN PHARMA INC.

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

Notice of Stock Option Grant

The Participant has been granted the following Stock Option (the “Option”) to purchase Shares of the Common Stock of Lantern Pharma Inc. (the “Corporation”):

Name of Participant:	Leslie W. Kreis, Jr.

Total Number of Option Shares:	9,135

Type of Option:	☒ Nonqualified Stock Option or ☐ Incentive Stock Option

Per share Exercise Price:	$15.00

Vesting: Subject to Sections 2 and 6 of the Stock Option Award Agreement attached hereto, the exercisability of the Option will vest in equal monthly increments over a 36 month period commencing upon the Grant Date specified below, with such incremental vesting to take place on the 15th day of each calendar month beginning with the month of July 2020 and continuing through the month of June 2023. As of June 15, 2023, the Option will be fully vested and exercisable to acquire all 9,135 shares covered by the Option. The vesting of the Option as described above will be subject to Sections 2 and 6 of the attached Stock Option Award Agreement.

Expiration Date: June 14, 2030, but the Option may expire earlier if the Participant’s employment or services with the Corporation or a Subsidiary terminates earlier, as provided in Section 6 of the attached Stock Option Award Agreement.

By signing below, the Participant and the Corporation agree that the Option is granted under and governed by the terms and conditions of the Amended and Restated Lantern Pharma Inc. 2018 Equity Incentive Plan (the “Plan”) and the attached Stock Option Award Agreement. Both of these documents are attached to, and made a part of, this Notice of Stock Option Grant. Sections 10, 12 and 13 of the Stock Option Award Agreement include important acknowledgements by the Participant. Capitalized terms not otherwise defined in Section 14 of the Stock Option Agreement are defined in the Plan document.

Grant Date: June 15, 2020

LANTERN PHARMA INC.

By:

Participant	Title: Chief Executive Officer

THE OPTION GRANTED PURSUANT TO THE AWARD AGREEMENT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR ADVICE OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

LANTERN PHARMA INC. 2018

EQUITY INCENTIVE PLAN

Stock Option Award Agreement

SECTION 1. Grant of Option.

(a) Option. On the terms and conditions set forth in the Notice of Stock Option Grant and this Stock Option Award Agreement (“Award Agreement” or “Agreement”), the Corporation grants to the Participant on the Grant Date the Option (as defined in the Notice of Stock Option Grant) to purchase at the per share exercise price the number of shares set forth in the Notice of Stock Option Grant. The exercise price is agreed to be at least 100% of the Fair Market Value per share on the Grant Date. The Option is granted as an ISO or an NSO, as provided in the Notice of Stock Option Grant.

(b) $100,000 Limitation. Even if the Option is designated as an ISO in the Notice of Stock Option Grant, it shall be deemed to be a Nonqualified Stock Option (“NQO”) to the extent required by the $100,000 annual vesting limitation under Section 422(d) of the Code.

(c) Stock Plan and Defined Terms. The Option is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. The provisions of the Plan are incorporated into this Award Agreement by reference.

(d) Defined Terms. Certain capitalized terms are defined in Section 14 of this Award Agreement.

SECTION 2. Right to Exercise.

Subject to the other conditions set forth in this Award Agreement, all or part of the Option may be exercised prior to its expiration at the time or times set forth in the Notice of Stock Option Grant.

SECTION 3. No Transfer or Assignment of Option.

Except as otherwise provided in this Award Agreement, the Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. The Corporation and the Participant recognize that the Option and the rights and privileges conferred hereby may be transferred by the Participant to BP Directors, LP, provided that (i) no consideration is paid for the transfer, (ii) BP Directors, LP agrees in writing to be bound by all provisions of the Plan and this Award Agreement, and (iii) BP Directors, LP acknowledges that the Option and all shares resulting from exercise of the Option will be subject to the Lock-Up Agreement, dated May 14, 2020, to which BP Directors, LP is a party.

SECTION 4. Exercise Procedures.

(a) Notice of Exercise. The Participant or the Participant’s representative may exercise the Option by giving written notice to the Corporation pursuant to Section 12(c). The notice shall specify the election to exercise the Option, the number of shares for which it is being exercised and the form of payment. The person exercising the Option shall sign the notice. In the event that the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Corporation) of the representative’s authority to exercise the Option. At the time of providing notice to the Corporation, the Participant or the Participant’s representative shall deliver payment to the Corporation in a permissible form under Section 5 for the full amount of the Purchase Price.

(b) Issuance of shares. After receiving proper notice of exercise and payment, the Corporation shall issue one or more certificates evidencing the shares of Common Stock for which the Option is exercised. The Corporation shall cause such certificates to be delivered to or upon the order of the person exercising the Option.

(c) Taxes. In the event that the Corporation determines that it is required to withhold any tax (including, without limitation, any income tax, social insurance contributions, payroll tax or other tax-related items arising in connection with the Participant’s Option exercise (the “Tax-Related Items”)), the Corporation shall have the right and is hereby authorized to deduct from any amounts payable to Participant by the Corporation the amount of any such applicable taxes, and the Corporation may take any such other action as it or the Board deems necessary to satisfy all obligations for the withholding and payment of such taxes. The Participant acknowledges that the responsibility for all Tax-Related Items is the Participant’s and may exceed the amount actually withheld by the Corporation (or its affiliate or agent).

SECTION 5. Payment For Stock.

(a) Cash. All or part of the Exercise Price may be paid in cash or cash equivalents.

(b) Withholding Stock or Surrender of Stock. At the discretion of the Board, all or any part of the Exercise Price may be paid by tendering to the Corporation shares that are withheld from the Option exercise, or surrendering shares that are already owned by the Participant. Such shares shall be surrendered to the Corporation in good form for transfer and shall be valued at Fair Market Value on the Option Exercise Date.

(c) Other Payment Forms. All or part of the Exercise Price and any withholding taxes may be paid by other payment forms approved by the Board having a Fair Market Value on the Exercise Date equal to the aggregate Exercise Price (and withholding tax amount, if applicable), which, to the extent permissible under applicable laws, may include a promissory note, subject to such recourse, interest, security and redemption provisions as the Board deems appropriate.

(d) Combination. The Board may approve any combination of the foregoing.

SECTION 6. Term and Expiration.

(a) Basic Term. Subject to the provisions of Subsections (b) and (c) below, the Option shall expire on the expiration date set forth in the Notice of Stock Option Grant.

(b) Termination of Services (except due to death or Disability). If the Participant’s employment or services with the Corporation or a Subsidiary terminates for any reason other than death or Disability, to the extent that the Option is exercisable and unexercised on the date when the Participant’s employment or services terminate, the Option shall expire on the earliest of the following:

(i) The expiration date determined pursuant to Subsection (a) above; or

(ii) the date three months after the termination of the Participant’s employment or services; or

(iii) If the Award is an ISO, the date three months after the termination of the Participant’s employment.

The Participant may exercise all or part of the Option at any time before its expiration, but only to the extent that the Option had become exercisable before the Participant’s employment or services terminated. When the Participant’s employment or services terminate, the Option shall expire immediately with respect to the number of shares for which the Option is not yet exercisable.

(c) Termination of Service Due to Death or Disability.

(i) If the Participant’s employment or services terminate due to death or Disability of the Participant, to the extent that the Option is exercisable and unexercised on the date when the Participant’s employment or services terminate, the Option shall expire on the earliest of the following: (i) the expiration date determined pursuant to Subsection (a) above; (ii) the date one year after the termination of the Participant’s employment or services; or (iii) if the Award is an ISO, the date one year after the termination of the Participant’s employment.

(ii) In the case of death or Disability of the Participant, all or part of the Option may be exercised at any time before its expiration date by the Participant or by Participant’s duly authorized representative in accordance with Section 4(a). When the Participant’s employment or services terminate due to death or Disability, the Option shall expire immediately with respect to the number of shares for which the Option is not yet exercisable.

SECTION 7. Right of First Refusal.

(a) Right of First Refusal. In the event that the Participant proposes to sell, pledge, encumber or otherwise transfer to a third party any shares acquired under the Award Agreement, or any interest in such shares, the Corporation shall have a right of first refusal (“Right of First Refusal”) with respect to all (and not less than all) of such shares. If the Participant desires to transfer shares acquired under the Award Agreement, the Participant shall give a written transfer notice (“Transfer Notice”) to the Corporation describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee (the “Transferee”) and proof satisfactory to the Corporation that the proposed sale or transfer will not violate any applicable federal, state or foreign securities laws. The Transfer Notice shall be signed both by the Participant and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the shares. The Corporation shall have the right to purchase all, and not less than all, of the shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date on which the Transfer Notice was received by the Corporation.

(b) Transfer of Shares. If the Corporation fails to exercise its Right of First Refusal within 30 days after the date on which it received the Transfer Notice, the Participant may, not later than 90 days following receipt of the Transfer Notice by the Corporation, conclude a transfer of the shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal, state and foreign securities laws and not in violation of any other contractual restrictions to which the Participant is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Participant, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If the Corporation exercises its Right of First Refusal, the parties shall consummate the sale of the shares on the terms set forth in the Transfer Notice within 60 days after the date when the Corporation received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Corporation shall have the right to pay for the shares with cash or cash equivalents equal to the then current value of the consideration described in the Transfer Notice.

(c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Corporation, a sale of all or substantially all of the Corporation’s stock or assets, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Corporation’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any shares subject to this Section 7 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the shares and/or property subject to this Section 7.

(d) Termination of Right of First Refusal. Any other provision of this Section 7 notwithstanding, in the event that the Common Stock is readily tradable on an established securities market when the Participant desires to transfer shares, the Corporation shall have no Right of First Refusal, and the Participant shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.

(e) Permitted Transfers. This Section 7 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession, (ii) a transfer by the Participant to one or more members of the Participant’s immediate family, (iii) a transfer by the Participant to a trust established by the Participant for the benefit of the Participant and/or one or more members of the Participant’s immediate family, or (iv) a transfer by the Participant to BP Directors, LP in accordance with Section 3 of this Agreement, provided in each case that the Transferee agrees in writing on a form prescribed by the Corporation to be bound by all provisions of the Plan and this Award Agreement. If the Participant transfers any shares acquired under this Award Agreement, either under this Subsection (e) or after the Corporation has failed to exercise the Right of First Refusal, the Participant’s obligations under this Award Agreement shall apply to the Transferee to the same extent as they applied to the Participant, and the Participant agrees to take all reasonable actions to assure that the Transferee has agreed to be bound by such obligations.

(f) Termination of Rights as Shareholder. If the Corporation makes available, at the time and place and in the amount and form provided in the Award Agreement, the consideration for the shares to be purchased in accordance with this Section 7, then after such time the person from whom such shares are to be purchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Section 7). Such shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by the Award Agreement.

(g) Assignment of Right of First Refusal. The Board may freely assign the Corporation’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from the Corporation shall assume all of the Corporation’s rights and obligations under this Section 7.

SECTION 8. Legality of Initial Issuance.

No shares shall be issued upon the exercise of the Option unless and until the Corporation has reasonably determined that:

(a) It and the Participant have taken any actions reasonably required to register the shares under the Securities Act or to confirm an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any Stock Exchange or other securities market on which the Common Stock is listed has been satisfied; and

(c) Any other applicable identified provision of federal, state or foreign law has been satisfied.

SECTION 9. No Registration Rights.

No rights are granted hereunder to the Participant to require the Corporation to register or qualify the sale of any shares acquired under the Award Agreement under the Securities Act or any other applicable law. The Corporation may (but shall have no obligation to pursuant to the Notice of Stock Option Grant, this Award Agreement, or the Plan) register or qualify the sale of shares acquired under the Award Agreement under the Securities Act or any other applicable law. The Corporation shall not be obligated pursuant to the Notice of Stock Option Grant, this Award Agreement, or the Plan to take any affirmative action in order to cause the sale of shares under the Award Agreement to comply with any law.

SECTION 10. Restrictions on Transfer of Shares.

(a) Securities Law Restrictions. Regardless of whether the offering and sale of shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state or other relevant jurisdiction, the Corporation at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Corporation, such restrictions are necessary or desirable to achieve compliance with the Securities Act, the securities laws of any state or other relevant jurisdiction, or any other law. The Corporation will refuse to issues shares upon exercise of the Option, or upon subsequent transfer, if the exercise or other transfer is not in compliance with applicable securities laws, including Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The Corporation may require the Participant or a holder of the shares issued on exercise of the Option, or upon subsequent transfer, to deliver an opinion or advice of counsel reasonably satisfactory to the Corporation stating that the issuance or transfer of the shares are exempt from registration under the Securities Act.

(b) Market Stand-Off. In connection with any underwritten public offering by the Corporation of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Corporation’s initial public offering, the Participant or a Transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any shares acquired or to be acquired pursuant to exercise of the Option or under this Award Agreement, without the prior written consent of the Corporation or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the applicable offering as may be requested by the Corporation or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by the Corporation or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules. The Market Stand-Off shall in any event terminate two years after the date of the Corporation’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Corporation’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any shares subject to the Market Stand-Off, or into which such shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Corporation may impose stop-transfer instructions with respect to any shares acquired or to be acquired pursuant to exercise of the Option or under this Award Agreement until the end of the applicable stand-off period. The Corporation’s underwriters shall be beneficiaries of the agreement set forth in this Subsection (b). This Subsection (b) shall not apply to shares registered in the public offering under the Securities Act.

(c) Investment Intent at Grant. The Participant represents and agrees that the shares to be acquired upon exercising the Option will be acquired for investment, and not with a view to the sale or distribution thereof.

(d) Investment Intent at Exercise. In the event that the sale of shares upon exercising the Option is not registered under the Securities Act but an exemption is available that requires an investment representation or other representation, the Participant shall represent and agree at the time of exercise that the shares being acquired upon exercising the Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

(e) Legends. All certificates evidencing shares purchased pursuant to exercise of the Option or otherwise pursuant to the Agreement shall bear a legend in substantially the following form:

“THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY OR INVOLUNTARY OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED LANTERN PHARMA INC. 2018 EQUITY INCENTIVE PLAN (“PLAN”), RULES AND ADMINISTRATIVE GUIDELINES ADOPTED PURSUANT TO SUCH PLAN AND AN AWARD AGREEMENT WITH A GRANT DATE OF JUNE 15, 2020. A COPY OF SUCH PLAN, RULES AND AWARD AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF LANTERN PHARMA INC. THE AWARD AGREEMENT RECOGNIZES THAT THE CORPORATION HAS CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES. IN ADDITION, THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A LIMITED PERIOD FOLLOWING THE EFFECTIVE DATE OF AN UNDERWRITTEN PUBLIC OFFERING OF THE CORPORATION’S SECURITIES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT THE CONSENT OF THE CORPORATION OR THE MANAGING UNDERWRITER.”

All certificates evidencing shares purchased pursuant to exercise of the Option in an unregistered transaction or otherwise pursuant to the Agreement in an unregistered transaction also shall bear a legend in substantially the following form (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. IF THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES) WAS NOT A RESIDENT OF THE UNITED STATES AT THE TIME OF SALE BY THE CORPORATION, THE SHARES ARE BEING OFFERED AND SOLD ONLY PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE ACT. THESE SHARES MAY NOT BE SOLD, REOFFERED, PLEDGED, ASSIGNED, ENCUMBERED, OR OTHERWISE TRANSFERRED OR DISPOSED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR ADVICE OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED. IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY (CONFIRMED BY ADVICE OF COUNSEL) OF AN ALTERNATIVE EXEMPTION FROM REGISTRATION UNDER THE ACT, THESE SHARES MAY NOT BE SOLD, REOFFERED, PLEDGED, ASSIGNED, ENCUMBERED, OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN ACCORDANCE WITH REGULATION S (RULES 901 THROUGH 905 AND PRELIMINARY NOTES) OF THE ACT. HEDGING TRANSACTIONS INVOLVING THESE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

(f) Removal of Legends. If, in the opinion of the Corporation following advice of its counsel, any legend placed on a stock certificate representing shares sold under this Award Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of shares but without such legend.

(g) Administration. Any determination by the Corporation and its counsel in connection with any of the matters set forth in this Section 10 shall be conclusive and binding on the Participant and all other persons.

SECTION 11. Adjustment of Shares.

In the event of any corporate transaction described in Section 7.1 of the Plan, the terms of the Option (including, without limitation, the number and kind of shares subject to the Option and the Exercise Price) shall be adjusted as set forth in Section 7.1 of the Plan. In the event of a Change in Control of the Corporation, the Board may take any action with regard to the Option and shares subject to the Option as may be authorized under Section 7.2 of the Plan.

SECTION 12. Miscellaneous Provisions.

(a) Rights as a Shareholder. Neither the Participant nor any representative of the Participant shall have any rights as a shareholder with respect to any shares subject to the Option until the Participant or such representative of the Participant becomes entitled to receive such shares by providing a notice of exercise and paying the Exercise Price pursuant to Sections 4 and 5 hereof.

(b) No Retention Rights. Nothing in the Notice of Stock Option Grant, the Award Agreement or in the Plan shall confer upon the Participant any right to continue in the employment or service of the Corporation or a Subsidiary for any period of specific duration.

(c) Notice. Any notice required by the terms of this Award Agreement shall be given in writing. Notice shall be deemed effective (i) upon personal delivery, (ii) three business days after deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, (iii) one business day after deposit with Federal Express Corporation (or other similar reputable next day courier service) for next day delivery, with shipping charges prepaid, or (iv) three business days after deposit with any internationally recognized express mail courier service for delivery within three business days. Notice shall be addressed to the Corporation, Attention: Chief Executive Officer, at the Corporation’s principal executive office and to the Participant at the address that it most recently provided to the Corporation in accordance with this Subsection (c).

(d) Modifications and Waivers. No provision of this Award Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Participant and by an authorized officer of the Corporation (other than the Participant). No waiver by either party hereto of any breach of, or of compliance with, any condition or provision of the Award Agreement by the other party hereto shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Entire Agreement. Except as provided below, the Notice of Stock Option Grant, the Award Agreement and the Plan constitute the entire contract between the parties hereto with respect to the subject matter hereof. Except as provided below, the Notice of Stock Option Grant, the Award Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the grant and terms of the Option.

(f) Choice of Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, as such laws are applied to contracts entered into and performed in such State.

(g) Plan Discretionary. The Participant understands and acknowledges that the Plan is wholly discretionary in nature. The Participant understands and acknowledges that the Corporation has reserved the right to amend, suspend or terminate the Plan at any time, and that the grant of this Option does not in any way create any contractual or other right to receive future grants of Options or benefits in lieu of Options in any future year or in any given amount.

(h) Personal Data Authorization. The Participant consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands and acknowledges that the Corporation and its Subsidiaries hold certain information about the Participant, including the Participant’s name, address and telephone number, details of all Options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding on behalf of the Participant, for the purpose of managing and administering the Plan (“Plan Related Data”). The Participant further understands and acknowledges that the Corporation and/or its Subsidiaries will transfer Plan Related Data amongst themselves as necessary for the purpose of implementation, administration and management of participation in the Plan, and that the Corporation and/or any of its Subsidiaries may each further transfer Plan Related Data to any third parties assisting Corporation in the implementation, administration and management of the Plan. The Participant authorizes them to receive, possess, use, retain and transfer the Plan Related Data, in electronic or other form, for the purposes of administering the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares acquired under the Plan, such Plan Related Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf. The Participant understands and acknowledges that it may, at any time, view Plan Related Data, require any necessary amendments to the Plan Related Data or withdraw the consents herein in writing by contacting the Corporation’s Human Resources Department.

SECTION 13. Acknowledgements of the Participant.

(a) Tax Consequences. The Option granted under this Award Agreement is intended to be exempt from Code Section 409A, and the Award Agreement is to be construed accordingly. The Participant agrees that the Corporation does not have a duty to design or administer the Plan in a manner that minimizes the Participant’s tax liabilities. The Participant shall not make any claim against the Corporation or its Board, officers Employees, agents or representatives related to tax liabilities arising from the Option or the Participant’s other compensation. If the shares are not traded on an established securities market, the determination of their Fair Market Value is made by the Board or an independent valuation firm retained by the Corporation. The Participant acknowledges that there is no guarantee in either case that the Internal Revenue Service will agree with the valuation, and the Participant shall not make any claim against the Corporation or its Board, officers Employees, agents or representatives in the event that the Internal Revenue Service asserts that the valuation was too low.

(b) Electronic Delivery of Documents. The Participant consents and agrees to accept by email all documents relating to the Corporation, the Plan, the Notice of Stock Option Grant, the Award Agreement or the Option and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). The Participant also consents and agrees that the Corporation may deliver these documents by posting them on a website maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts the documents on a website, it shall notify the Participant by email of their availability. The Participant acknowledges that it may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with its ability to access the documents. The consents given pursuant to this Section 13(b) shall remain in effect until the Option expires or until the Participant gives the Corporation written notice that it should deliver paper documents.

(c) No Notice of Expiration Date. The Participant agrees that the Corporation and its Board, officers, Employees, agents and representatives do not have any obligation to notify him prior to the expiration of the Option pursuant to Section 6, regardless of whether the Option will expire at the end of its full term or on an earlier date related to the termination of the Participant’s employment or service with the Corporation or a Subsidiary. The Participant further agrees that he has the sole responsibility for monitoring the expiration of the Option and for exercising the Option, if at all, before it expires. This Subsection (c) shall supersede any contrary representation that may have been made, orally or in writing, by the Corporation or by an officer, director, employee, agent or representative of the Corporation.

SECTION 14. Definitions.

(a) “Agreement” or “Award Agreement” means this Stock Option Award Agreement.

(b) “Board” means the Board of Directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” means shares of the Corporation’s authorized common stock.

(e) “Corporation” means Lantern Pharma Inc., a Delaware corporation.

(f) “Consultant” means a consultant or advisor (other than as an Employee or member of the Board) to the Corporation or a Subsidiary; provided that such person (i) renders bona fide services that are not in connection with the offer and sale of the Corporation’s securities in a capital raising transaction, and (ii) does not promote or maintain a market for the Corporation’s securities.

(g) “Disability” means total and permanent disability, as defined in the Plan.

(h) “Employee” shall mean an individual who has an “employment relationship” with the Corporation or a Subsidiary, as defined in Treasury Regulation 1.421-1(h).

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Exercise Price” shall mean the amount for which one share may be purchased upon exercise of the Option, as specified in the Notice of Stock Option Grant.

(k) “Fair Market Value” shall mean the fair market value of a share, as determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.

(l) “Grant Date” means the date on which the Board authorized the Option Award or such later date as shall be designated by the Board.

(m) “ISO” means an Incentive Stock Option granted only to an Employee, as described in Code Section 422(b).

(n) “Notice of Stock Option Grant” means the document so entitled, which is attached to the Award Agreement.

(o) “NQO” means a stock Option not described in Code Sections 422(b) or 423(b).

(p) “Participant” means the person named in the Notice of Stock Option Grant.

(q) “Plan” means the Amended and Restated Lantern Pharma Inc. 2018 Equity Incentive Plan, originally adopted August 29, 2018 and further amended as of December 17, 2018 and as of June 10, 2020, as such plan is in effect on the Grant Date.

(r) “Purchase Price” means the Exercise Price multiplied by the number of shares with respect to which the Option is being exercised.

(s) “Right of First Refusal” means the Corporation’s right of first refusal described in Section 7.

(t) “Securities Act” means the Securities Act of 1933, as amended.

(u) “Subsidiary” means a corporation or other entity defined in Code Section 424(f).

(v) “Transferee” means any transferee to whom the Participant has directly or indirectly transferred any share acquired under the Award Agreement.